Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	February 28, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL  ANNOUNCES RECEIPT OF
 510,000 TON LARGE DIAMETER PIPE ORDER

Portland, Oregon, February 28, 2006/Business Wire/ - Oregon Steel Mills, Inc. (NYSE:OS) announced today that it was awarded a contract to supply large diameter pipe for the Rockies Express Pipeline LLC Project (“REX”), a new 1,323 mile natural gas pipeline which will originate near Cheyenne, Wyoming and extend into eastern Ohio (“Project”). Construction of the pipeline is anticipated to begin in May of 2007. The contract is for approximately 510,000 tons of 42 inch X-80 grade large diameter line pipe (“Pipe”). In addition to the firm order, REX also has an option, through March 14, 2006, to purchase an additional 350,000 tons of Pipe from Oregon Steel.

Oregon Steel is expected to begin production of the Pipe for the Project beginning in the fourth quarter of 2006 at Oregon Steel’s pipe mills located in Camrose, Alberta, Canada and Portland, Oregon. With the receipt of this order, Oregon Steel anticipates that its large diameter pipe mills, as currently configured, will be near their rated capacities into the fourth quarter of 2007.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; contract cancellations; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.